As filed with the Securities and Exchange Commission on May 6, 2020
Registration No. 333-236921
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
New Fortress Energy LLC
(Exact name of registrant as specified in its charter)
Delaware	83-1482060
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Cameron D. MacDougall, Esq.
General Counsel and Secretary
111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael J. Zeidel, Esq.
Michael J. Schwartz, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MAY 6, 2020
Prospectus
New Fortress Energy LLC

Class A Shares
Preferred Shares
Depositary Shares
Debt Securities
Warrants
and
145,050,664 Class A Shares Offered by Selling Securityholders
This prospectus relates to Class A shares representing limited liability company interests (the “Class A shares”), preferred shares representing limited liability company interests (the “preferred shares”), depositary receipts, representing fractional shares of our preferred shares (the “depositary shares”), debt securities, which may be senior debt securities or subordinated debt securities, and warrants to purchase shares of our Class A shares, preferred shares or our debt securities which we may offer and sell from time to time in one or more offerings up to an aggregate public offering price of $250,000,000. The selling securityholders may also offer and sell up to 145,050,664 Class A shares from time to time. We will not receive any of the proceeds from the sale of our Class A shares by the selling securityholders.
We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
Investing in our securities involves a number of risks. See “Risk Factors” on page 6 before you make your investment decision.
We or the selling securityholders may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our Class A shares are listed on NASDAQ Global Select Market under the trading symbol “NFE.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is          , 2020

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus up to an aggregate public offering price of $250,000,000. In addition, certain of our security holders may sell up to 145,050,664 Class A shares from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we and the selling securityholders may offer. Each time we or any securityholders offer, issue or sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we nor the selling securityholders have authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. Neither we nor the selling securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling securityholders are making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
When used in this prospectus, the terms “NFE,” “we,” “our” and “us” refer to New Fortress Energy LLC and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020;
•	our Current Reports on Form 8-K, filed with the SEC on January 13, 2020 and January 16, 2020;
•
the portions of our Definitive Proxy Statement on Schedule 14A for our 2020 Annual Meeting of Shareholders, filed on April 28, 2020, which are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020; and

•
the description of the Class A shares set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 4, 2020, and any amendment or report filed thereafter for the purpose of updating such information.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
New Fortress Energy LLC
Investor Relations
111 W. 19th Street, 8th Floor
New York, NY 10011
(516) 268-7400

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.
All statements contained in this prospectus other than historical information are forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “targets,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference. While it is impossible to identify all factors, factors that could cause actual results to differ materially from those estimated by us include:
•	our limited operating history;
•	loss of one or more of our customers;
•
inability to procure natural gas in its liquid state at or below its boiling point at or near atmospheric pressure (“LNG”) on a fixed-price basis, or otherwise to manage LNG price risks, including hedging arrangements;

•	the completion of construction on our LNG terminals, facilities, power plants or liquefaction facilities and the terms of our construction contracts for the completion of these assets;
•
cost overruns and delays in the completion of one or more of our LNG terminals, facilities, power plants or liquefaction facilities, as well as difficulties in obtaining sufficient financing to pay for such costs and delays;

•	our ability to obtain additional financing to effect our strategy;
•	failure to produce or purchase sufficient amounts of LNG or natural gas at favorable prices to meet customer demand;
•	hurricanes or other natural or manmade disasters;
•
the severity and duration of world health events, including the recent novel coronavirus (“COVID-19”) pandemic and related economic and political impacts on our or our custeomers' or suppliers’ operations and financial status;

•	failure to obtain and maintain approvals and permits from governmental and regulatory agencies;
•	operational, regulatory, environmental, political, legal and economic risks pertaining to the construction and operation of our facilities;
•	inability to contract with suppliers and tankers to facilitate the delivery of LNG on their chartered LNG tankers;
•	volatility or cyclical or other changes in the demand for and price of LNG and natural gas;
•
uncertainty regarding the timing, pace and extent of an economic recovery in the United States, the other jurisdictions in which we operate and elsewhere, which in turn will likely affect demand for crude oil and natural gas;

•	failure of natural gas to be a competitive source of energy in the markets in which we operate, and seek to operate;

•	competition from third parties in our business;
•	inability to re-finance our outstanding indebtedness;
•	changes to environmental and similar laws and governmental regulations that are adverse to our operations;
•	inability to enter into favorable agreements and obtain necessary regulatory approvals;
•	the tax treatment of us or of an investment in our Class A shares;
•	the completion of the Exchange Transaction (as defined in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 5, 2020);
•	a major health and safety incident relating to our business;
•	increased labor costs, and the unavailability of skilled workers or our failure to attract and retain qualified personnel; and
•	risks related to the jurisdictions in which we do, or seek to do, business, particularly Florida, Jamaica and the Caribbean.
All forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. The cautionary statements referred to in this section also should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no duty to update these forward-looking statements, even though our situation may change in the future, except as may be required by law. Furthermore, we cannot guarantee future results, events, levels of activity, performance, projections or achievements.

THE COMPANY
We are a global integrated gas-to-power infrastructure company that seeks to use natural gas to satisfy the world’s large and growing power needs. We deliver targeted energy solutions to customers around the world, thereby reducing their energy costs and diversifying their energy resources, while also reducing pollution and generating compelling margins. Our near-term mission is to provide modern infrastructure solutions to create cleaner, reliable energy while generating a positive economic impact worldwide. Our long-term mission is to become one of the world’s leading carbon emission-free independent power providing companies.
We deliver targeted energy solutions by employing a four-part integrated LNG production and delivery model:
LNG Supply and Liquefaction – We supply LNG to our customers by entering into long-term, largely fixed-price LNG supply contracts. We have successfully capitalized on current market conditions to secure long-term LNG contracts with attractive terms. In addition, we supply LNG to our customers from liquefaction facilities, including our existing liquefaction and storage facility in Miami, Florida (the “Miami Facility”).
Shipping – We have long-term charters for liquefied natural gas carriers (“LNGCs”) and floating storage and regasification units (“FSRUs”). These assets transport LNG from ports to our downstream terminals and gasify LNG for ultimate delivery to our customers.
Logistics – We own or control the logistics assets necessary to deliver LNG to our customers through our “logistics pipeline”, which enables us to transport LNG from our downstream terminals and facilities to our customers.
Terminals – Through our network of current and planned downstream terminals and facilities, we are strategically positioned to deliver gas and power solutions to our customers seeking either to transition from environmentally dirtier distillate fuels such as ADO and heavy fuel oil (“HFO”) or to purchase natural gas to meet their current fuel needs.
NFE was formed as a Delaware limited liability company by New Fortress Energy Holdings LLC (“NFEH”) on August 6, 2018. NFE is a holding company whose only material asset consists of its indirect membership interests in New Fortress Intermediate Holdings LLC (“NFI”), which owns all of the outstanding membership interests in NFE Atlantic Holdings LLC. NFE is the sole managing member of NFI, is responsible for all operational, management and administrative decisions relating to NFI’s business and consolidates financial results of NFI and its subsidiaries.
Our first amended and restated limited liability company agreement (the “operating agreement”) provides for two classes of shares, Class A shares and Class B shares, representing limited liability company interests in us (the “Class B shares”). Only the holders of our Class A shares are entitled to participate in any dividends our board of directors may declare. Each Class A share is also entitled to one vote on the limited matters to be voted on by our shareholders.
Class B shares are not entitled to receive dividends but are entitled to vote on the same basis as the Class A shares. Holders of Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law. We do not intend to list the Class B shares on any stock exchange. All of our Class B shares are owned by NFEH.
Our organizational structure allows NFEH to retain a direct equity ownership in NFI, which is classified as a partnership for U.S. federal income tax purposes. Although we were formed as a limited liability company, we have elected to be taxed as a corporation for U.S. federal income tax purposes. Pursuant to our operating agreement and the NFI limited liability company agreement (the “NFI LLC Agreement”), our capital structure and the capital structure of NFI generally replicate one another and provide for customary antidilution mechanisms in order to maintain the one-for-one exchange ratio between the common units of NFI (“NFI LLC Units”) and our Class A shares.
Our principal executive office is located at 111 W. 19th Street, 8th Floor, New York, NY 10011 and our telephone number is (516) 268-7400. We maintain a website at www.newfortressenergy.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS
Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.
Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the Class A shares, preferred shares, depositary shares, debt securities and warrants that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF SHARES
General
The following description of shares of New Fortress Energy LLC (the “Company,” “NFE,” “our” or “we”) is based upon the provisions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), our amended and restated certificate of formation, as amended, and the Company’s First Amended and Restated Limited Liability Company Agreement (our “operating agreement”). The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to the operating agreement. The terms of our operating agreement are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Authorized Shares
Under our operating agreement, we are authorized to issue an unlimited number of shares representing limited liability company interests of the Company. As of the date hereof, two classes of shares have been designated: Class A Shares and Class B Shares. Our Class A Shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “NFE.” Our Class B Shares are not registered pursuant to Section 12 of the Exchange Act nor listed on any securities exchange.
Class A Shares
Voting Rights. Each holder of our Class A shares or Class B shares is entitled to one vote for each share held on the limited matters properly submitted to the shareholders for their vote. Holders of our Class A shares or Class B shares do not have cumulative voting rights. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our operating agreement that would alter or change the powers, preferences or special rights of the Class B shares so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Dividend Rights. Holders of our Class A shares are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred shares.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A shares are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding preferred shares.
Other Matters. The Class A shares have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A shares. All outstanding Class A shares are fully paid and non-assessable.
Class B Shares
Generally. The New Fortress Intermediate LLC (“NFI”) unitholders hold one Class B share for each unit of NFI (the “NFI LLC Unit”) that they hold. Accordingly, the NFI unitholders have a number of votes in NFE equal to the aggregate number of NFI LLC Units that they hold. Class B shares cannot be transferred without transferring an equal number of NFI LLC Units and vice versa.
Voting Rights. Holders of our Class B shares are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. Holders of our Class A shares and Class B shares vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B shares so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law. The holders of Class B shares do not have cumulative voting rights in the election of directors.

Dividend and Liquidation Rights. Holders of our Class B shares do not have any right to receive dividends, unless the dividend consists of our Class B shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for Class B shares paid proportionally with respect to each outstanding Class B share and a dividend consisting of Class A shares or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for Class A shares on the same terms is simultaneously paid to the holders of Class A shares. Holders of our Class B shares do not have any right to receive a distribution upon our liquidation or winding up.
Redemption Right. Pursuant to the limited liability company agreement of NFI, each holder of NFI LLC Units has the right to redeem his or her NFI LLC Units, together with an equal number of Class B Shares, for Class A Shares (or cash at the Company’s election, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).
Preferred Shares
Pursuant to our operating agreement, our board of directors by resolution may establish one or more series of preferred shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preferred shares may be more favorable to the holder(s) thereof than the rights attached to our Class A shares.
Transfer Agent and Registrar
Duties
American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for the Class A shares. We pay all fees charged by the transfer agent for transfers of Class A shares except the following, which must be paid by our Class A shareholders:
•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a holder of a Class A share; and
•	other similar fees or charges.
There are no charges to our Class A shareholders for disbursements of any dividends. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.
Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us.
Transfer of Class A shares and Class B shares
Upon the transfer of a Class A share or a Class B share in accordance with our operating agreement, the transferee of the Class A share or Class B share shall be admitted as a member with respect to the class of shares transferred when such transfer and admission are reflected in our books and records. Each transferee:
•	automatically becomes bound by the terms and conditions of our operating agreement;
•	represents that the transferee has the capacity, power and authority to enter into our operating agreement; and
•
makes the consents, acknowledgements and waivers contained in our operating agreement, such as the approval of all transactions and agreements that we entered into in connection with our formation and initial public offering.

We will cause any transfers to be recorded on our books and records from time to time (or shall cause the transfer agent to do so, as applicable).

We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Class A shares and Class B shares are securities and any transfers are subject to the laws governing the transfer of securities.
Until a Class A share or Class B share has been transferred on our books, we and the transfer agent may treat the record holder of the Class A share or Class B share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF DEPOSITARY SHARES
This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.
We may issue depositary receipts representing interests in shares of particular series of preferred shares which are called depositary shares. We will deposit the preferred shares of a series which are the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold the preferred shares for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred shares to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preferred shares.
While the deposit agreement relating to a particular series of preferred shares may have provisions applicable solely to that series of preferred shares, all deposit agreements relating to preferred shares we issue will include the following provisions:
Dividends and Other Distributions
Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred shares of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred shares an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.
Withdrawal of Preferred Shares
A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred shares, and any money or other property, to which the depositary shares relate.
Redemption of Depositary Shares
Whenever we redeem shares of preferred shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.
Voting
Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred shares to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred shares to which the depositary shares relate in accordance with those instructions.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred shares which is represented by the depositary share.
Conversion
If shares of a series of preferred shares are convertible into Class A shares or other of our securities or property, holders of depositary shares relating to that series of preferred shares will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the Class A shares or other securities or property into which the number of shares (or fractions of shares) of preferred shares to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement
We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred shares to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred shares to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred shares to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:
•	All outstanding depositary shares to which it relates have been redeemed or converted.
•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.
Miscellaneous
There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred shares to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and U.S. Bank, National Association, as trustee, or such other trustee named therein. A form of the indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:
•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;
•	any applicable subordination provisions for any subordinated debt securities;
•	the maturity date(s) or method for determining same;
•	the interest rate(s) or the method for determining same;
•
the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•	redemption or early repayment provisions;
•	authorized denominations;
•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;
•
whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;
•	the amount of discount or premium, if any, with which the debt securities will be issued;
•	any covenants applicable to the particular debt securities being issued;
•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;
•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•	any restriction or conditions on the transferability of the debt securities;
•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;
•
provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•
any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.
Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our Class A shares, preferred shares or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
•	the offering price;
•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;
•	the number of warrants offered;
•	the exercise price and the amount of securities you will receive upon exercise;
•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;
•	the rights, if any, we have to redeem the warrants;
•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;
•	the name of the warrant agent; and
•	any other material terms of the warrants.
Each issue of warrants will be evidenced by warrant certificates. After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS
This prospectus also relates to the offer and sale from time to time of up to 145,050,664 Class A shares by certain of our shareholders identified in the table below, who we refer to in this prospectus as the “selling securityholders.” The selling securityholders identified below may currently hold or acquire at any time Class A shares in addition to those registered hereby.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them. Unless otherwise noted, the mailing address of each listed beneficial owner is 111 W. 19th Street, 8th Floor, New York, New York 10011.
The information in the below table (other than the percentages of our outstanding Class A shares beneficially owned) in respect of the selling securityholders was furnished by or on behalf of the selling securityholders and is as of May 1, 2020. Except as may be noted in this section, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our affiliates.
NFEH is party to a shareholders’ agreement with us pursuant to which NFEH and certain of its permitted transferees have the right, in certain circumstances, to require us to register their shares of our Class A shares under the Securities Act for sale into the public markets.
No offer or sale under this prospectus may be made by any securityholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling securityholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling securityholders.
The selling securityholders are not obligated to sell any of the Class A shares offered by this prospectus. Because the selling securityholders identified in the table may sell some or all of the Class A shares owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any such Class A shares, no estimate can be given as to the number of shares covered by this prospectus that will be held by the selling securityholders upon termination of this offering. Therefore, for the purposes of the following table we have assumed that the selling securityholders will sell all of the Class A shares beneficially owned by them that are covered by this prospectus, but will not sell any other Class A shares that they may currently own.
	Class A Shares Beneficially Owned Prior to the Offering		Class A Shares Offered Hereby	Class A Shares Beneficially Owned After the Offering
	Number	%(1)		Number	%(1)
Selling Securityholders
New Fortress Energy Holdings(2)	144,342,572	85.6%	144,342,572	—	—

Directors and Executive Officers
Christopher S. Guinta	279,518	*	279,518	—	—
Desmond Iain Catterall	71,429	*	71,429	—	—
David J. Grain	114,294	*	71,429	—	—
C. William Griffin	308,429	*	71,429	—	—
John J. Mack	181,429	*	71,429	—	—
Katherine E. Wanner	77,129	*	71,429	—	—
Matthew Wilkinson	83,929	*	71,429	—	—
*	Represents beneficial ownership of less than one percent of shares outstanding. See footnote (1).
(1)
As of May 1, 2020, we had 24,236,495 Class A shares outstanding and 144,342,572 Class B shares outstanding, and all Class B shares outstanding were owned by NFEH. All of the selling securityholders, other than NFEH, held less than 1% of the total Class A shares and none of the Class B shares outstanding.

(2)
NFEH, which directly holds the Class B shares of the Company, is majority-owned and controlled by Fortress Equity Partners (A) LP (the “Fortress Shareholder”), a Delaware limited partnership. The Fortress Shareholder is managed by FIG LLC, a Delaware limited liability company, which is an affiliate of Fortress Investment Group LLC. Fortress Shareholder is controlled by Wesley R. Edens, our Chief Executive Officer and Chairman of the Board of Directors. Mr. Edens exercises voting power over the shares held by New Fortress Energy Holdings and may be deemed to be the beneficial owner thereof. Each of Mr. Edens and Mr. Randal A. Nardone, a member of our Board of Directors, has the right to acquire beneficial ownership of his pro rata portion of the Class B shares and corresponding NFI LLC Units held directly by New Fortress Energy Holdings at his election pursuant to the NFI LLC Agreement and may be deemed to share dispositive power over such Class B shares and NFI LLC Units.

DESCRIPTION OF OUR OPERATING AGREEMENT AND PROVISIONS OF DELAWARE LAW
Organization and Duration
Our limited liability company was formed on August 6, 2018, and will remain in existence until dissolved in accordance with our operating agreement.
Purpose
Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity.
Agreement to be Bound by our Operating Agreement; Power of Attorney
By purchasing our Class A shares, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each Class A shareholder and each person who acquires Class A shares from a Class A shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.
Amendment of Our Operating Agreement
Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the outstanding shares.
Prohibited Amendments. No amendment may be made that would:
•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;
•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the outstanding shares;
•	change the term of existence of our company; or
•
give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the outstanding shares.
No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:
•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;
•
the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•
a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state;

•	a change in our legal form from a limited liability company to a corporation;
•
an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities;
•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;
•
any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and
•	any other amendments substantially similar to any of the matters described in the clauses above.
In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:
•	do not adversely affect the shareholders in any material respect;
•
are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or
•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.
Termination and Dissolution
We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of our outstanding shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.
Books and Reports
We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For financial reporting purposes and for tax purposes, our fiscal year is the calendar year. Our operating agreement provides that our shareholders have the right, subject to certain restrictions stated therein, to obtain access to certain of our books and records upon reasonable demand for any purpose reasonably related to such shareholder’s interest as a shareholder; provided, however, that we are only be required to provide access to our books and records to shareholders who have held over 1% of our total outstanding shares for a period of at least one year from the date of such request. We use reasonable efforts to furnish to you an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. We are be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.
Anti-Takeover Effects of Delaware Law and Our Operating Agreement
The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the Class A shares held by Class A shareholders.
Issuance of Additional Interests
Our operating agreement authorizes us to issue an unlimited number of additional limited liability company interests for the consideration and on the terms and conditions determined by our board of directors without the approval of the shareholders, subject to the requirements of NASDAQ. These additional limited liability company interests may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued limited liability company interests could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.
Delaware Business Combination Statute—Section 203
We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.
Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner.
Other Provisions of Our Operating Agreement
Our operating agreement provides that our board shall consist of not fewer than three and not more than nine directors as the board of directors may from time to time determine, subject to the consent rights of the Consenting Entities described under “—Consent Rights” below. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors.
The classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our shareholders to be in their best interest.
In addition, our operating agreement provides that any director or the entire board of directors may be removed, with or without cause, at any time, by holders of a majority of the total combined voting power of all of our outstanding Class A shares and Class B shares then entitled to vote at an election of directors.
In addition, our board of directors shall have the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, disability, disqualification removal or resignation of a director, or as a result of an increase in the size of our board of directors.

Pursuant to our operating agreement, preferred shares may be issued from time to time, and the board of directors is authorized to determine and alter all designations, preferences, rights, powers and duties without limitation. See “Description of Shares—Preferred Shares.” Our operating agreement does not provide our shareholders with the ability to call a special meeting of the shareholders.
Ability of Our Shareholders to Act
Our operating agreement does not permit our shareholders to call special shareholders meetings. Special meetings of shareholders may be called by a majority of the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers include the authority to call such meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.
Our operating agreement also prohibits our shareholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our shareholders.
Our operating agreement provides that nominations of persons for election to our board of directors may be made at any annual meeting of our shareholders, or at any special meeting of our shareholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by certain shareholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the date on which we first made publicly available (whether by mailing, by filing with the SEC or by posting on an internet website) our proxy materials for the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.
Removal of Members of Our Board of Directors
A director or the entire board of directors may be removed, with or without cause, at any time, by holders of at least 80% of the total combined voting power of all of our outstanding Class A shares and Class B shares then entitled to vote at an election of directors. The vacancy in the board of directors caused by any such removal would be filled by a vote of the majority of directors then in office.
Limited Liability
The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability.

Forum Selection
Our operating agreement provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders;
•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the Delaware LLC Act or our operating agreement; or
•
any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

The exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Our operating agreement also provides that any person or entity purchasing or otherwise acquiring any interest in our shares is deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ operating agreements or certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our operating agreement is inapplicable or unenforceable.
Consent Rights
So long as the Consenting Entities and their affiliates collectively, directly or indirectly, own at least 30% of the outstanding Class A shares and Class B shares, we have agreed not to take, and will take all necessary action to cause our subsidiaries not to take, the following direct or indirect actions (or enter into an agreement to take such actions) without the prior consent of each of the Consenting Entities (so long as such Consenting Entity or its Affiliates owns at least one share):
•	any material change, through any acquisition, disposition of assets or otherwise, in the nature of our business or operations and our subsidiaries as of the date of our operating agreement;
•	terminating Wesley Edens as our chief executive officer or as Chairman of the Board of Directors and hiring or appointing his successor;
•
any transaction that, if consummated, would constitute a Change of Control (as defined in our operating agreement) or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change of Control;

•	any increase or decrease in the size of the Board of Directors, committees of the Board of Directors and board and committees of our subsidiaries;

•	any voluntary election by us or any of our subsidiaries to liquidate or dissolve or commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing; and
•
any amendment, modification or waiver of our operating agreement or any other of our governing documents following the date of our operating agreement that materially and adversely affects any Consenting Entity or any of their affiliates.

Corporate Opportunity
Under our operating agreement, to the extent permitted by law:
•
NFEH and its respective affiliates have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•
if NFEH and its respective affiliates or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our Class A shareholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and
•
in the event that any of our directors and officers who is also a director, officer or employee of NFEH and their respective affiliates acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if NFEH and their respective affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

PLAN OF DISTRIBUTION
We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:
•	to underwriters for resale to purchasers;
•	directly to purchasers;
•	through agents or dealers to purchasers;
•	in “at-the market” offerings (as defined in Rule 415 under the Securities Act of 1933);
•	through a combination of any of these methods; or
•	through any other method permitted by applicable law and described in a prospectus supplement.
In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution in a prospectus supplement, including:
•	the terms of the offering;
•	the names of the underwriters, dealers, agents or direct purchasers and their compensation;
•	the purchase price of the securities and the net proceeds we will receive from the sale;
•	any delayed delivery obligations to take the securities;
•	the nature of the underwriters’ obligations to take the securities;
•	any securities exchange or market on which the securities may be listed; and
•	other facts material to the transaction.
Underwriters, dealers and agents
If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.
If dealers are used in an offering, we may sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.
If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.
Dealers and agents named in a prospectus supplement may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933.
Underwriters, dealers or agents and their associates may engage in other transactions with and perform other services for us in the ordinary course of business.
If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.
Direct sales
We may sell securities directly to one or more purchasers without using underwriters or agents.
At-the-market offerings
We may also sell the securities offered by any applicable prospectus supplement in “at-the-market offerings” within the meaning of Rule 415 of the Securities Act of 1933, to or through a market maker or into an existing trading market, on an exchange or otherwise.
Trading markets and listing of securities
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our Class A shares, which are listed on NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization activities
In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OFCLASS A SHARES
The following is a summary of U.S. federal income considerations generally applicable to non-U.S. holders (as defined below) of the ownership and disposition of our Class A shares. The following summary is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change or differing interpretation, possibly with retroactive effect. State, local, foreign, and estate tax consequences are not summarized, nor are tax consequences to special classes of investors or investors subject to special rules, including, but not limited to, certain former citizens and former long-term residents of the United States, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a partnership or other “pass through” entity or an investor in any such entity, a holder who is subject to special exemptions or other special rules under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), persons who own (actually or constructively) more than 5% of our Class A shares, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding our Class A shares as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to non-U.S. holders who purchase our Class A shares for cash pursuant to an offering under this prospectus and who hold our Class A shares as a “capital asset“(generally, property held for investment). Each potential investor should consult its tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our Class A shares.
For purposes of this summary, the term “non-U.S. holder” means a beneficial owner of our Class A shares (other than a partnership or other pass-through entity) that is not: a citizen or individual resident of the United States; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding our Class A shares, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.
Distributions
Distributions with respect to our Class A shares will be treated as dividends to the extent paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, then subject to the next sentence, the excess will be treated first as a return of capital to the extent of a holder’s adjusted tax basis in our Class A shares and thereafter as capital gain from the sale or exchange of such Class A shares, subject to the tax treatment described below in “—Dispositions.'' If we are or become a U.S. real property holding corporation (as described below), we may be required to withhold 15% of any distribution to a non-U.S. holder that exceeds our current and accumulated earnings and profits if either our Class A shares are not then treated as regularly traded on an established securities market or the non-U.S. holder owns in excess of 5% of our Class A shares.
Generally, distributions treated as dividends paid to a non-U.S. holder with respect to our Class A shares will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions treated as dividends that are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

To claim the benefit of an applicable tax treaty or an exemption from withholding because the income is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, a non-U.S. holder generally will be required to provide a properly executed Internal Revenue Service Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant tax treaty.
Dispositions
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange or other disposition of our Class A shares unless:
•
the gain is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

•
in the case of a non-U.S. holder that is a non-resident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) at any time within the shorter of the five-year period ending on the date of such sale, exchange, or other taxable disposition or the period that such non-U.S. holder held our Class A shares and either (a) our Class A shares were not treated as regularly traded on an established securities market at the time of the sale, or (b) such non-U.S. holder owns or owned (actually or constructively) more than 5% of our Class A shares at any time during the shorter of the two periods mentioned above.

If gain or loss on the disposition of our Class A shares is effectively connected with a non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. Holder), such gain or loss will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person, and in the case of a non-U.S. holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). If a non-U.S. holder is an individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the non-U.S. holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of our Class A shares, which may be offset by certain U.S. source capital losses.
With respect to the third bullet above, a corporation generally is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Although we believe that we currently are not a USRPHC, this determination is not free from doubt, and we could become a USRPHC in the future depending on the manner in which we expand our business. In addition, although we anticipate that our Class A shares will be treated as “regularly traded on an established securities market” following this offering, no assurance can be given that our Class A shares will continue to be so treated in the future. If the third bullet above applies to a non-U.S. holder, gain recognized on the disposition of our common shares generally will be subject to U.S. federal income tax under FIRPTA on a net income basis in the same manner as if the non-U.S. holder were a U.S. person. In addition, if our stock ceased to be "regularly traded," the transferee in any disposition would generally be required to withhold 15% of the amount realized on the disposition under FIRPTA. Non-U.S. holders should consult their tax advisors regarding the foregoing rules.
Information Reporting and Backup Withholding
Information returns are required to be filed with the Internal Revenue Service in connection with payments of dividends on our Class A shares. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of our Class A shares. You may be subject to backup withholding on payments on our Class A shares or on the proceeds from a sale or other disposition of our Class A shares unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable Internal Revenue Service Form W-8 certifying your non-U.S. status will generally permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
Foreign Account Tax Compliance Act
Legislation enacted in 2010 and existing guidance issued thereunder require withholding at a rate of 30% on dividends in respect of our Class A shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the United States Department of the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our Class A shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity's “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Internal Revenue Service. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify the foregoing requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Stockholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our Class A shares.

ERISA CONSIDERATIONS
The following is a general summary of certain considerations associated with the acquisition and holding of securities offered hereunder by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of securities) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).
This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice. Each time we or any securityholders offer, issue or sell securities, we will provide a supplement to this prospectus that may contain supplemental information to this summary.
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. We and our affiliates will not act in a fiduciary capacity with respect to any Plan's investment in our securities.
In considering an investment in a security offered pursuant hereto with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of such security is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:
•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•	whether in the future there may be no market in which to sell or otherwise dispose of the security;
•
whether the acquisition or holding of such security will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•	whether the Plan will be considered to hold, as plan assets, (i) only such security or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of our securities by an ERISA Plan with respect to which the issuer or certain other parties is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Because of the foregoing, our securities (including interests therein) should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Plan Asset Issues
Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in our equity securities, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.
The Department of Labor (the “DOL”) regulations, as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”) provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under the Plan Asset Regulation, an entity’s assets generally would not be considered to be “plan assets” if, among other things:
•
equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

•
the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•
there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding our equity securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the investment in such securities. Purchasers of our securities have the exclusive responsibility for ensuring, and will be deemed (and in certain cases may be required) to represent, that their acquisition and holding of such securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of any security to a Plan is in no respect a representation or recommendation by us or any of our respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate or advisable for any such Plan.

LEGAL MATTERS
Unless otherwise indicated in any accompanying prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.
EXPERTS
Ernst & Young LLP (“E&Y”), independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on E&Y’s report, given on their authority as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities will be borne by the registrant.
Securities and Exchange Commission Registration Fee	$293,400
FINRA Filing Fee	$225,500
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$150,000
Printing Fees	$10,000
Transfer Agents and Trustees’ Fees and Expenses	$20,000
Miscellaneous	$33,300
Total	$747,200
Item 15. Indemnification of Directors and Officers.
NFE is a Delaware limited liability company. Section 18-108 of the Delaware LLC Act provides that, subject to a company’s limited liability company agreement, a limited liability company may indemnify any member or manager or other person from and against any and all claims and demands whatsoever. Our operating agreement, which is filed as an exhibit hereto, provides that we will generally indemnify officers, members of our board of directors and other specified indemnitees to the fullest extent permitted by law against all losses, claims, damages or similar events. Such indemnification and advancement of expenses shall inure to the benefit of the heirs, executors and administrators of any person entitled to indemnification.
Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on behalf of NFE in furtherance of the interests of NFE in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on behalf of NFE.
We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.
We currently maintain an insurance policy on behalf of our directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.
Item 16. List of Exhibits.
The Exhibits to this registration statement are listed in the Exhibit Index on page II-2.
Exhibit No.	Description of Exhibits
1.1*	Form of Underwriting Agreement.
3.1
Certificate of Formation of New Fortress Energy LLC (incorporated by reference to Exhibit 3.1 to NFE’s Registration Statement on Form S-1 (File No. 333-228339), filed with the SEC on November 9, 2018).

3.2
Certificate of Amendment to Certificate of Formation of New Fortress Energy LLC (incorporated by reference to Exhibit 3.2 to NFE’s Registration Statement on Form S-1 (File No. 333-228339), filed with the SEC on November 9, 2018).

3.3
First Amended and Restated Limited Liability Company Agreement of New Fortress Energy LLC, dated February 4, 2019 (incorporated by reference to Exhibit 3.1 to NFE’s Form 8-K (File No. 001-38790), filed with the SEC on February 5, 2019).

3.4*	Form of certificate representing preferred shares.

Exhibit No.	Description of Exhibits
4.1*	Form of Depositary Agreement (including form of Depositary Receipt).
4.2**	Form of Indenture for debt securities between the registrant and the trustee to be named therein.
4.3*	Form of Warrant Agreement (including form of Warrant Certificate).
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24.1**	Powers of Attorney.
25.1**	Statement of Eligibility on Form T-1 of trustee under the Indenture.
*	To be filed by amendment to the registration statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.
**	Previously filed.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 6, 2020.
New Fortress Energy LLC

By:	/s/ Christopher S. Guinta
	Name:	Christopher S. Guinta
	Title:	Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

*	Chief Executive Officer and Chairman (Principal Executive Officer)	May 6, 2020
Wesley R. Edens

/s/ Christopher S. Guinta	Chief Financial Officer (Principal Financial Officer)	May 6, 2020
Christopher S. Guinta

*	Chief Accounting Officer (Principal Accounting Officer)	May 6, 2020
Yunyoung Shin

*	Director	May 6, 2020
Randal A. Nardone

*	Director	May 6, 2020
C. William Griffin

*	Director	May 6, 2020
John J. Mack

*	Director	May 6, 2020
Matthew Wilkinson

*	Director	May 6, 2020
David J. Grain

*	Director	May 6, 2020
Desmond Iain Catterall

*	Director	May 6, 2020
Katherine E. Wanner
* By:	/s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Attorney in fact
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